QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FLOWSERVE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Irving, Texas 75039
March 14, 2003

NOTICE OF 2003 ANNUAL MEETING
OF SHAREHOLDERS

Flowserve's Annual Meeting of Shareholders will be held on Thursday, April 17, 2003, at 11:00 a.m. We are holding the meeting at the Four Seasons Hotel, Ballroom Foyer, 300 South Doheny Drive, Los Angeles, California. If you owned Flowserve common stock at the close of business on March 3, 2003, you may vote at this meeting.

At the meeting we plan to:

  •
  elect three directors to each serve a three-year term and one director to serve a one-year term, and

  •
  attend to other business properly presented at the meeting.

This booklet includes the notice of annual meeting and the proxy statement. The proxy statement contains information you should consider when you vote your shares. The Board is not aware of any other proposals for the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, we hope that you will vote. We ask you to vote by completing and mailing the proxy card in the enclosed envelope.

On behalf of Flowserve's Board of Directors,

Ronald F. Shuff Vice President, Secretary and General Counsel

FLOWSERVE CORPORATION
PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

This proxy statement and proxy card contain information about the election of directors you will vote on at the annual meeting.

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 3, 2003, you can vote. You have one vote for each share you own.

How to Vote

You may vote in person by attending the meeting or by completing and returning a proxy by mail. To vote your proxy, mark your vote on the enclosed proxy card; then follow the instructions on the card. Your shares will then be voted according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors (the "Board"). Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

Changing Your Vote

You can revoke your proxy before the time of the meeting by:

  •
  mailing in a revised proxy dated later than the prior proxy submitted, or

  •
  notifying the Corporate Secretary in writing that you are revoking your proxy.

You may also revoke your proxy by voting in person at the meeting.

A Quorum for the Meeting

A majority of the outstanding shares, present or represented by proxy, is a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Votes withheld from director nominees count at the meeting for purposes of determining a quorum.

Under the laws of New York, Flowserve Corporation's (the "Company") state of incorporation, only "votes cast" count in the voting results. Withheld votes will not be considered "votes cast." Directors are elected by a plurality of votes cast.

At the close of business on March 3, 2003, the record date for the meeting, the Company had 55,231,538 shares of common stock which may be voted.

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

Shareholder Director Nominations

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of the Company at that meeting. You may do this by sending a written notice to: Corporate Secretary, Flowserve Corporation, 222 West Las Colinas Boulevard, Suite 1500, Irving, TX 75039. The notice must include certain information about the persons you nominate. Generally, we must receive your notice not less than 50 days before the annual meeting date. However, if fewer than 60 days' notice of the meeting date is given to shareholders, we must receive your notice no later than the 10th day following this notice. The proposed nomination will be referred to the Corporate Governance & Nominating Committee of the Board for further consideration. For complete details, contact the Corporate Secretary.

Shareholder Proposals

The Company plans to hold its next annual meeting on April 15, 2004. You must submit shareholder proposals in writing by November 17, 2003, for them to be considered for the 2004 proxy statement. Please address all shareholder proposals to the Corporate Secretary of the Company at the address noted above.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the Plan. This card indicates the number of shares of common stock credited to your account under the Retirement Savings Plan as of March 3, 2003, the record date for voting at the meeting.

  •
  If you sign and return the card on time, the trustee will vote the shares as you have directed.

  •
  If you do not return the card, the trustee will vote your shares in the same proportion as the shares voted by participants who return their cards to the trustee.

Vote Calculations

Votes are counted by employees of National City Bank, the Company's independent transfer agent and registrar. National City Bank is the inspector of elections.

BOARD OF DIRECTORS

Committees and Meetings of the Board

The Board of Directors considers all major decisions of the Company. The Board met seven times in 2002. All directors attended at least 75% of the meetings of the Board and committees on which they served. Only independent directors are eligible to serve on Board committees. The Board maintained the following committees in 2002:

Audit/Finance Committee

The Audit/Finance Committee advises the Board on strategic financial matters, including making recommendations on acquisitions, divestitures, major financing, pension fund performance, capital structure and risk management. The committee directly engages the Company's independent auditors; preapproves the scope of the annual external audit; and during the fourth quarter of 2002, began the preapproval process for all non-audit services to be provided by the independent auditor. The committee further approves and directly reviews the results of the internal audit plan. The committee also meets with management and the independent auditors to review the quality and integrity of the annual and quarterly financial statements. The committee considers the reports and recommendations of the independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures, and overall internal controls. The committee approves major capital expenditures made in the ordinary course of business. The committee meets periodically with the external and internal auditors in executive session to discuss their reports on a confidential basis. In addition, this committee prepares and issues the report of the Audit/Finance Committee located on page 16 of this proxy statement. The committee met 11 times in 2002. Its charter is attached as Exhibit A.

Compensation Committee

The Compensation Committee is responsible for establishing executive compensation for officers and key management personnel. This is done by the committee in a manner that is internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The committee has the authority of the Board to set the compensation of officers, including the Chief Executive Officer, who are elected by the Board. The committee is responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. In addition, this committee prepares and issues the report of the Compensation Committee on executive compensation beginning on page 13 of this proxy statement. The committee met four times in 2002. The committee's charter is attached as Exhibit B.

Corporate Governance & Nominating Committee

The Corporate Governance & Nominating Committee makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The committee also leads the annual CEO performance review conducted by the Board. The committee also reviews and makes recommendations to the Board on self-governance matters related to the Board. This committee met three times in 2002. Its charter is attached as Exhibit C.

BOARD SELF-GOVERNANCE GUIDELINES

In addition to the corporate governance duties noted for each committee above, the Board has adopted internal self-governance guidelines designed to promote superior management of the Company. The guidelines stipulate that the director recruiting process and the composition of Board committees shall be subject to the charter of the Corporate Governance & Nominating Committee. They also cover the formal process for Board review and evaluation of the Chief Executive Officer, individual directors and full Board performance. The guidelines establish requirements for director stock ownership. The guidelines further call for directors to own common stock with a value of at least $100,000 by the end of his or her fifth year of service on the Board.

Finally, these guidelines require a director to offer his or her resignation when such director's principal occupation has changed during a term of office. Under such circumstances, the Corporate Governance & Nominating Committee will review whether it would be appropriate for the director to continue serving on the Board.

A copy of the Board's Self-Governance Guidelines is attached to this proxy statement as Exhibit D.

DIRECTORS' COMPENSATION

Non-employee directors receive an annual retainer with a total target value of $45,000 per year. The cash portion of this retainer is $25,000. The remaining portion is paid in the form of restricted stock (or equivalent cash-based restricted stock units) with a grant date valuation equal to $20,000. Dividend and voting rights accompany any such restricted stock which vests after one year. Directors also receive an annual stock option grant at fair market value covering 1,500 shares of common stock. Committee chairmen receive an additional annual retainer of $2,500 and an additional option grant of 200 shares. All non-employee directors are also eligible to receive $500 for attendance at any special Board meeting requiring travel and $1,000 for any committee meetings held other than in conjunction with a regular Board meeting.

Directors may elect to defer all or part of this compensation. Interest is paid on cash deferrals. For directors electing to defer the cash retainer in the form of Company stock, the deferral is increased by 15%.

ELECTION OF DIRECTORS

The Company's Board of Directors has 10 members who are divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years.

The Board has nominated three members of the class of directors, whose terms of office are expiring, to each serve for a new three-year term that will end in 2006. The nominees are Mr. C. Scott Greer, Ms. Diane C. Harris and Mr. James O. Rollans. The Board has also nominated Mr. Christopher A. Bartlett for election to serve a one-year term expiring in 2004.

The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce the number of directors or choose a substitute.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006

C. Scott Greer
Age:	52
Director since:	1999
Principal occupation:	President of the Company since 1999, Chief Executive Officer and Chairman of the Board since 2000.
Recent business experience:
Before joining the Company, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997.
Other directorships:	FMC Corporation, a chemical manufacturing company; Washington Group International, an engineering and construction firm; and E-Medical Files, a private start-up company.

Diane C. Harris
Age:	60
Director since:	1993
Board committees:	Audit/Finance Committee (Chairman) and Corporate Governance & Nominating Committee
Principal occupation:	President of Hypotenuse Enterprises, Inc., a merger and acquisition service and corporate development outsourcing company.
Recent business experience:
Ms. Harris was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company, from 1981 to 1996, when she left to lead Hypotenuse Enterprises, Inc. She was a director of the Association for Corporate Growth from 1993 to 1998 and its elected President from 1997 to 1998.
Other directorships:	The Monroe Fund, an investment company.

James O. Rollans
Age:	60
Director since:	1997
Board committee:	Audit/Finance Committee
Principal occupation:	Advisor to and former Group Executive, Fluor Corporation, a major engineering and construction firm.
Recent business experience:
Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation from 1999 to 2001. He was Senior Vice President of Fluor from 1992 to 1999. He was also its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, Chief Administrative Officer from 1994 to 1998 and Vice President, Corporate Communications, from 1982 to 1992.
Other directorships:	Cupertino Electric, an electrical contractor, and Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens care products.

NOMINEE TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2004

Christopher A. Bartlett
Age:	59
Director since:	December 2002
Principal occupation:	Professor of Business Administration at Harvard University.
Recent business experience:
Prior to his academic career, Dr. Bartlett was a general manager of Baxter Travenol's French subsidiary and a consultant at McKinsey & Co. Currently he serves as a management consultant on international strategic and organization issues to several major corporations.
Other directorships:	Director of ResMed, Inc., a medical equipment company. Former director of the Company from 1988 to 1993.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

Michael F. Johnston
Age:	55
Director since:	1997
Board committee:	Compensation Committee
Principal occupation:	President and Chief Operating Officer of Visteon Corporation, a supplier of automotive components and systems, since 2000.
Recent business experience:
Before joining Visteon, Mr. Johnston was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999, Vice President and General Manager of ASG Interior Systems Business during 1997, Vice President and General Manager of the Johnson Controls Battery Group from 1993 to 1997, and Vice President and General Manager of SLI Battery Division from 1991 to 1993.
Other directorships:	Visteon Corporation.

Charles M. Rampacek
Age:	59
Director since:	1998
Board committee:	Audit/Finance Committee
Principal occupation:	Chairman of the Board of Probex Corporation, an energy technology company providing proprietary oil recovery services, and its President and Chief Executive Officer since 2000.
Recent business experience:
From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell—Citgo Refining LP, a manufacturer of petroleum products. During 1982 to 1995, he held various executive positions with Tenneco Inc and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining.
Other directorships:	Orion Refining Corporation, a crude oil refinery, and Probex Corporation.

Kevin E. Sheehan
Age:	57
Director since:	1990
Board committees:	Corporate Governance & Nominating Committee (Chairman) and Compensation Committee
Principal occupation:	Managing General Partner of CID Equity Partners, a venture capital firm, concentrating on early-stage and high-growth entrepreneurial companies; partner since January 1994.
Recent business experience:
Before joining CID Equity Partners, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served there as Vice President-Computer Systems and Telecommunications from 1980 to 1983; Vice President-Worldwide Parts and Service from 1983 to 1986; and Vice President-Components Group from 1986 to 1993.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

Hugh K. Coble
Age:	68
Director since:	1994
Board committee:	Compensation Committee
Principal occupation:	Vice Chairman Emeritus of Fluor Corporation, a major engineering and construction firm.
Recent business experience:
Mr. Coble was a director of Fluor Corporation from 1984 and Vice Chairman from 1994 until his retirement in 1997. He joined Fluor Corporation in 1966 and was Group President of Fluor Daniel, Inc., a subsidiary of Fluor Corporation, from 1986 to 1994.
Other directorships:	Beckman Coulter, Inc., a company that sells medical instruments, and Escend Technologies, a software development company.

George T. Haymaker, Jr.
Age:	65
Director since:	1997
Board committees:	Compensation Committee (Chairman) and Corporate Governance & Nominating Committee
Principal occupation:
Non-executive Chairman of the Board of Kaiser Aluminum Corporation, a company that operates in all principal aspects of the aluminum industry, since October 2001. Non-executive Chairman of the Board of Safelite Auto Glass, a provider of automobile replacement glass, since October 2000.
Recent business experience:
Mr. Haymaker was Chairman of the Board of Kaiser Aluminum Corporation from 1994 until May 2001 (non-executive Chairman after January 2000) and its Chief Executive Officer from 1994 to 1999. Before joining Kaiser Aluminum in 1993 as its President and Chief Operating Officer, Mr. Haymaker worked with a private partner in the acquisition and redirection of several metal fabricating companies. He was Executive Vice President of Alumax, Inc. from 1984 to 1986 and was Vice President—International Operations for Alcoa, Inc. from 1982 to 1984.
Other directorships:	CII Carbon, L.L.C., a supplier for aluminum smelters; Mid-America Holdings, Ltd., an aluminum extruder, and 360 Networks Corporation, a provider of telecommunication network services.

William C. Rusnack
Age:	58
Director since:	1997
Board committee:	Audit/Finance Committee
Principal occupation:	Former President, Chief Executive Officer, Chief Operating Officer and a director of Premcor Inc., a company which refines crude oil to manufacture petroleum products, since 1998.
Recent business experience:
Before joining Premcor Inc., Mr. Rusnack served 31 years with Atlantic Richfield Company, or ARCO, an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998.
Other directorships:	Sempra Energy, an energy services company, and Peabody Energy, a coal company.

COMPANY STOCK OWNERSHIP

This table shows beneficial ownership of Company common stock by directors and executive officers at March 3, 2003. The named executive officers are the current Chief Executive Officer, Mr. Greer, and the other four current officers who were the highest paid in 2002. No individual director, nominee or executive officer owned more than 1% of the outstanding shares of Company common stock. The total ownership shown for directors and executive officers as a group (including shares that could be purchased by exercise of stock options within 60 days after March 3, 2003) represents approximately 1.7% of outstanding shares. Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by the individual and his or her family members.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Exercisable Stock Options(1)	Number of Shares Owned(2)(3)
Christopher A. Bartlett	0	4,087
Carlos M. Cardoso	25,000	54,647
Hugh K. Coble	5,000	20,526
C. Scott Greer	233,308	361,508
Diane C. Harris	5,794	25,717
George T. Haymaker, Jr.	5,600	23,702
Renée J. Hornbaker	40,684	76,574
Michael F. Johnston	9,703	23,382
Charles M. Rampacek	5,000	25,334
James O. Rollans	10,991	23,772
William C. Rusnack	14,256	28,381
George A. Shedlarski	97,360	133,133
Kevin E. Sheehan	5,600	29,491
Ronald F. Shuff	43,840	102,960
Directors and executive officers as a group (14 individuals)	502,136	933,214
  (1)
  Represents shares that the directors and officers had a right to acquire within 60 days through the exercise of stock options under a Company stock option plan; these shares are also included in the number of shares owned.

  (2)
  For non-employee directors, the aggregate figures above include shares deferred under the Director Deferral Plan and/or a Flowserve Restricted Stock Plan over which they have no voting power as follows: Mr. Coble: 14,226; Ms. Harris: 16,623; Mr. Haymaker: 12,802; Mr. Johnston: 12,696; Mr. Rampacek: 11,335; Mr. Rollans: 12,085; Mr. Rusnack: 5,325; and Mr. Sheehan: 15,079.

  (3)
  For executive officers, the aggregate figures above include shares deferred under either a Flowserve Restricted Stock Plan or an Executive Compensation Plan over which they have no voting power as follows: Mr. Greer: 66,666; Mr. Cardoso: 12,500; Ms. Hornbaker: 23,352; Mr. Shedlarski: 26,567; and Mr. Shuff: 30,123.

Compliance with Director and Officer Reporting Requirements

Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and executive officers file reports with the SEC regarding their ownership of Company stock and any changes in their ownership. We believe that all of these reports were filed on a timely basis in 2002.

OWNERS OF MORE THAN 5% OF COMPANY STOCK

The following shareholders reported to the Securities and Exchange Commission their ownership of more than 5% of Company common stock. We know of no other shareholder holding 5% or more of Company stock.

Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Company Common Stock(1)

Gabelli Asset Management, Inc. ("Gabelli")(2) One Corporate Center Rye, NY 10580	5,015,225	9.08%
Franklin Resources, Inc. ("FRI")(3) One Franklin Parkway San Mateo, CA 94403 – 1906	3,224,016	5.8%
  (1)
  Based on the number of outstanding shares on March 3, 2003.

  (2)
  Gabelli's report on its Amendment No. 14 to Schedule 13D, dated as of October 11, 2002, included interests owned or controlled by its affiliates. According to the report, Gabelli Funds, LLC had the sole power to vote and dispose of 1,295,000 shares; GAMCO Investors, Inc. had the sole power to vote 3,574,225 shares and sole power to dispose of 3,719,725 shares; and Gabelli & Company, Inc. had the sole power to vote and dispose of 500 shares.

  (3)
  FRI's report on its Schedule 13G, dated as of January 30, 2003, included interests owned or controlled by its affiliates and indicates that FRI, as consolidated with these affiliates, had sole power to vote 1,937,300 shares and sole power to dispose of 3,224,016 shares.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for the CEO and the other four executive officers who were the highest paid in 2002.

Long-Term Compensation(1)
Annual Compensation(1)
						Awards		Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation(2)	Restricted Stock Awards(3)	Number of Securities Underlying Options	LTIP Payouts	All Other Compensation(4)
C. Scott Greer Chairman of the Board, President and Chief Executive Officer(5)	2002 2001 2000	$710,439 662,978 617,490		$227,000 186,000 551,048	$0 55,927 0	0 0 0	55,000 0 0	0 0 0	$3,330 2,699 2,520
Carlos M. Cardoso(6) Vice President and President, Flowserve Pump Division	2002 2001 2000	356,442 226,675 0		0 40,000 0	0 0 0	15,000 0 0	15,000 8,000 0	0 0 0	4,005 620 0
Renée J. Hornbaker Vice President and Chief Financial Officer	2002 2001 2000	317,769 296,308 274,953		76,000 62,000 227,048	0 0 0	0 0 0	11,000 11,000 13,100	0 0 0	7,497 6,810 5,866
George A. Shedlarski Vice President and President, Flow Control Division	2002 2001 2000	357,846 346,000 347,692	(7)	0 73,000 201,850	0 0 0	0 0 0	15,000 15,000 15,300	0 0 0	8,203 8,355 6,847
Ronald F. Shuff Vice President, Secretary and General Counsel	2002 2001 2000	262,477 245,123 224,338		52,000 43,000 135,739	0 0 0	0 0 0	9,000 9,000 11,700	0 0 0	6,492 6,340 5,604
  (1)
  Salary, annual bonus and long-term payouts may be deferred until retirement. Annual bonus and long-term payouts may also be deferred in the form of Company stock.

  (2)
  Amounts shown include tax adjustment payments on relocation allowances. The only other type of Other Annual Compensation was in the form of perquisites and, except for Mr. Greer in 2001, was less than the level required for reporting. Prerequisites in 2001 for Mr. Greer included $7,500 for financial planning, $32,107 for club dues and $16,320 for a Company-provided auto.

  (3)
  As of December 31, 2002, Mr. Cardoso held 15,000 shares of restricted stock valued at $221,850. The value of the restricted shares is calculated using the December 31, 2002 closing stock price of $14.79 per share multiplied by the number of restricted shares. Mr. Cardoso's restricted shares vest as follows: 7,500 shares vest on July 17, 2007 and the remaining 7,500 shares vest on July 17, 2012.

  (4)
  Company contributions to the 401(k) savings plan for 2002 were: Mr. Greer: $0; Mr. Cardoso: $5,593; Ms. Hornbaker: $5,997; Mr. Shedlarski: $5,593; and Mr. Shuff: $5,492. Company-paid premiums in 2002 for life insurance were: Mr. Greer: $3,330; Mr. Cardoso: $1,005; Ms. Hornbaker: $1,500; Mr. Shedlarski: $2,610; and Mr. Shuff: $1,000.

  (5)
  Upon joining the Company in July 1999, Mr. Greer received an interest-free loan in the amount of $325,738 in payment for the loss of equity in his home upon relocation. If Mr. Greer maintains employment for five years, the loan will be fully forgiven with pro rata forgiveness for lesser periods.

  (6)
  Mr. Cardoso joined the Company on August 13, 2001.

  (7)
  Amount shown excludes special lump sum of $21,000 paid to Mr. Shedlarski for additional responsibilities assumed.

2002 STOCK OPTION GRANTS

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(4)
	Number of Securities Underlying Options Granted(1)(2)(3)	% of Total Options to Employees in Fiscal Year
Name			Exercise Price Per Share	Expiration Date	5%	10%
C. Scott Greer	55,000	14.8	$24.84	7/17/12	$859,196	$2,177,371
Renée J. Hornbaker	11,000	3.0	24.84	7/17/12	171,839	435,474
George A. Shedlarski	15,000	4.0	24.84	7/17/12	234,326	593,828
Ronald F. Shuff	9,000	2.4	24.84	7/17/12	140,596	356,297
Carlos M. Cardoso	15,000	4.0	24.84	7/17/12	234,326	593,828
  (1)
  All options have an exercise price equal to the fair market value of Company stock on the date of grant and a 10-year life. They also have certain "limited rights" which, in general, provide for a cash payment of the value of the option in the event of a change in control of the Company.

  (2)
  The figures reported above include incentive option grants for 2002 as follows: Mr. Greer: 4,025; Ms. Hornbaker: 3,689; Mr. Shedlarski: 4,025; and Mr. Shuff: 3,750. All other options granted were non-qualified.

  (3)
  Annual option grants become exercisable on a pro rata basis in three installments commencing on the first anniversary of the grant date, except for Mr. Cardoso. His vesting is contingent upon his acquisition of additional company stock and may not be exercised for at least one year.

  (4)
  The calculation of potential realizable value assumes annual growth rates for each of the grants shown over their 10-year option term and are not suggested to be indicative of projected results. For example, a $24.84 per share price with a 5% annual growth rate results in a stock price of $40.46 per share and a 10% rate results in a price of $64.43 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

2002 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercisable and unexercisable, for the following executive officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
	Shares Acquired on Exercise	Realized Value
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Scott Greer	0	$0	233,208	521,692	$0	$0
Renée J. Hornbaker	50,000(2)	730,465	40,684	22,700	0	0
George A. Shedlarski	0	0	97,360	30,100	0	0
Ronald F. Shuff	25,000(2)	386,656	43,840	18,900	0	0
Carlos M. Cardoso	0	0	25,000	25,000	0	0
  (1)
  The value of unexercised options is presented as the difference between the option exercise price and the 2002 year-end stock price of $14.79 per share, multiplied by the number of option shares; however, there are no unexercised options priced below $14.79.

  (2)
  All shares issued upon exercise were immediately sold.

PENSION PLANS

The Company provides pension benefits to executive officers under the Company's qualified "cash balance" defined benefit pension plan and its non-qualified supplemental executive retirement plans. The supplemental plans provide benefits that plan participants cannot receive under the qualified plan because of Internal Revenue Code limits. Since July 1, 1999, when the Company's pension plan was converted to the cash balance design, participants accrue contribution credits based on age and years of service at the rate of 3% to 7% for qualified earnings up to the Social Security wage base and at the rate of 6% to 12% for qualified earnings in excess of the Social Security wage base. Qualified earnings include salary and annual incentive payments. For executive officers, including the executives listed below, contribution percentages are increased by 5% under provisions of the non-qualified plan. Participants also earn interest on the accrued cash benefit amount in their plan accounts. The following executives (except Messrs. Greer and Cardoso) also received certain transitional benefits in their plan account balances when the Company converted to the cash balance plan. The estimated annual retirement annuities for the following officers at age 65 are:

Executive Officer	Year Reaching Age 65	Age 65 Annual Annuity(1)

C. Scott Greer	2015	$654,714
Carlos M. Cardoso	2023	514,164
Renée J. Hornbaker	2017	346,924
George A. Shedlarski	2009	304,204
Ronald F. Shuff	2017	279,395
  (1)
  The estimated annual pension benefits shown assume: (a) annual bonuses for all named executive officers equal to bonus at target; (b) a 7% interest factor; (c) retirement at age 65; and (d) a 5% annual increase in current salary until age 65.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Mr. Greer as of July 1, 1999, for him to join the Company as President and Chief Operating Officer. Mr. Greer became Chief Executive Officer on January 1, 2000 and Chairman of the Board on April 20, 2000. Mr. Greer's employment agreement includes the following compensation: (i) annual base salary equal to $710,439 for 2002, subject to increase based on annual reviews; (ii) minimum annual bonus opportunity of no less than 75% of base salary and participation in the Long-Term Incentive Plan; (iii) a stock option grant to purchase 700,000 shares of Company common stock and a restricted stock grant of 100,000 shares; and (iv) an interest-free loan of $325,738, forgiven after five year's employment with the Company (or pro rata for shorter periods), in recognition of his willingness to promptly relocate and resulting loss of equity on his prior home.

CHANGE-IN-CONTROL ARRANGEMENTS

The Company maintains an executive severance plan covering key management, officers and executive officers of the Company, providing certain employment termination benefits. These benefits become irrevocable and are paid in the event the covered officer's employment is terminated immediately prior to or within two years after a change-in-control of the Company. They include the following payments: (i) three times the sum of the officer's base salary and the average of target awards under incentive plans; (ii) immediate vesting of non-exercisable stock-based compensation; (iii) continuation of participation in certain employee benefit plans for up to three years; and (iv) full reimbursement for certain potential excise tax liabilities.

REPORT OF THE COMPENSATION COMMITTEE

Committee Membership and Charter

The Compensation Committee of the Board consists of four directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits that are internally equitable and externally competitive.

Committee Compensation Philosophy

Following that charter, and in order to tie compensation directly to performance, the committee has adopted an "incentive-leveraged" compensation policy. This policy offers the Company's officers, including the Chief Executive Officer, the opportunity to supplement their base salaries with substantial cash and stock-based incentives when Company financial objectives are achieved.

Compensation Benchmark Evaluation Process

The committee has established for all officers, including the Chief Executive Officer, a compensation policy which would place the officers' total annual cash compensation (consisting of salary and annual incentive plan awards) at the fiftieth percentile of companies of comparable size, if the Company attains its target financial goals under its incentive plans. In addition, the committee has established total compensation targets, which include long-term incentive targets in addition to annual cash compensation targets, which it believes represent the fiftieth percentile of total compensation for industrial companies of comparable size. The committee established these benchmarks based on data received by the committee from Hay Associates and Hewitt Associates to allow the committee to consider overall executive compensation trends.

Incentive Plans—2002 Overview

In 2002, the Company continued to maintain an annual incentive plan and long-term incentive plan. For 2002, the Company's Chief Executive Officer's target annual and long-term incentives were set, when combined, to be 180% of his individual salary reference rate if all goals were met.

In comparison, the total target combined annual and long-term incentives were set within a band of 95 to 115% of salary for other officers listed in the Summary Compensation Table on page 10.

Incentive Plans—2002 Goals

The committee approved an earnings per share goal and an operating cash flow goal for the 2002 Annual Incentive Plan. This goal was then used to establish an aggregate incentive "award pool" for the Company which is designed to reinforce the direct linkage between corporate performance and officer awards. The committee also authorized the CEO to recommend in 2002 the amount of actual award to be delivered from this pool in 2002 for subsequent committee approval. The committee retained sole direct authority to set the CEO target and approve any CEO award under this Plan. The committee intends to keep this basic plan design in effect for the 2003 Annual Incentive Plan.

The committee decided to change the design of the Long-Term Incentive Plan for the 2001 - 2003 plan cycle. For this cycle, the goals are based on a target of significant annual growth in Company earnings per share. The Long-Term goals in the Plan covering 1999 - 2001 and 2000 - 2002, which are EVA-based (and which thus require the Company to earn "economic value added" over the Company's calculated cost of capital for awards), were unaffected. The Company intends to continue the Long-Term Incentive Plan design implemented in 2001 for the 2002-2004 cycle.

Incentive Plans—2002 Results

For 2002, the CEO and the other named officers received partial Annual Incentive Plan awards as compared to target. The committee's primary rationale for approving the partial 2002 awards was the Company's significant improvement of operating cash flow of almost $300 million in 2002 over 2001 which was used to achieve a key corporate objective of early retirement of a portion of Company debt. The committee also noted, in making this decision, that this significant cash generation improvement occurred despite challenging business conditions in many of the Company's markets.

Despite significantly improved cash flow, the committee authorized no awards under the Long-Term Incentive Plan cycle for the three-year period ending December 31, 2002, since applicable EVA goals under this cycle were not attained.

Stock-based Compensation

Stock Options.     With regard to stock options, the committee has adopted a stock option plan administration policy under which options are normally granted annually to officers and selected key employees, as a part of their long-term incentive compensation targets, to better link the objectives of management and shareholders. For 2003, the Company intends to continue the stock option granting program. The committee granted 55,000 shares in stock options to Mr. Greer after considering data from independent consultants regarding competitive corporate practices in this area.

Restricted Stock.     Mr. Cardoso received a grant for 15,000 shares of restricted stock in 2002, and he was the only named officer to receive restricted stock in 2002. The committee normally awards these grants only under special circumstances.

Stock Ownership Guidelines

The committee, as part of its review of stock-based compensation, adopted personal stock ownership guidelines for all the Company officers. Officers failing to meet their personal ownership target are subject to partial forfeiture of their eligibility for awards under the annual stock option granting program.

Tax Deductibility of Executive Compensation

The committee has not formally adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code Section 162(m). The committee currently believes that the Company should be able to continue to manage the executive compensation program so as to preserve the related federal income tax deductions, although individual exceptions may occur.

George T. Haymaker, Jr. (Chairman) Hugh K. Coble Michael F. Johnston Kevin E. Sheehan

STOCK PERFORMANCE GRAPHS

This graph compares the most recent five-year performance of the Company's common stock with the S&P 500 Index and S&P Machinery (Diversified)—500 Index. It shows an investment of $100 on December 31, 1997, and the reinvestment of any dividends.

This graph compares the 2002 performance of the Company's common stock with the S&P 500 Index and S&P Machinery (Diversified)—500 Index. It shows an investment of $100 on December 31, 2001, and the reinvestment of any dividends.

REPORT OF THE AUDIT/FINANCE COMMITTEE

The Audit/Finance Committee of the Company's Board is composed of four independent directors. The committee operates under a written charter adopted by the Board of Directors which is attached to this proxy statement as Exhibit A. The committee met 11 times in 2002.

All directors who serve on the committee are "independent" for purposes of the SEC and the New York Stock Exchange listing standards. The members of the committee are listed at the end of this report. The committee believes that more than one of its members qualifies as an "audit committee financial expert" under SEC regulations which will apply to future Company SEC filings.

Management has primary responsibility for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on this audit. The committee's responsibility is to monitor and oversee this process, including the engagement of the independent accountants, the preapproval of their annual audit plan and the review of their annual audit report with related comments.

In this context, the committee has met and held discussions with management on the Company's consolidated financial statements. Management represented to the committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that these statements fairly present the financial condition and results of operations of the Company for the period described. The committee has relied upon this representation without any independent verification, except for the work of the independent accountants. The committee also discussed these statements with the Company's independent accountants, both with and without management present, and has relied upon their reported opinion on these financial statements.

The committee further discussed, with the independent accountants, matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications), including the independence of these accountants. During this review, the Company's independent accountants also provided to the committee the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The committee has also considered whether the principal accountant's provision of non-audit services was compatible with maintaining the accountant's independence in conducting the annual audit. Towards that end, the committee began its preapproval process for any non-audit fees and services before they are rendered during the fourth quarter of 2002.

Based upon the committee's discussion with management and the independent accountants, and the committee's review of the representation of management and the report of the independent accountants to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Diane C. Harris (Chairman) William C. Rusnack James O. Rollans Charles M. Rampacek

OTHER AUDIT INFORMATION

Relationship with Independent Accountants

PricewaterhouseCoopers LLP ("PwC") began serving as the Company's independent accounting firm in 2000. In this role, PwC audits the financial statements of the Company. The Audit/Finance Committee preapproves the audit fees and services provided by PwC, and during the fourth quarter of 2002, the Company began its preapproval process for all non-audit related fees and services provided by PwC. This committee also reviews any factors that could impact the independence of PwC in conducting the audit and receives certain representations from PwC towards that end.

The chart below summarizes the fees for professional services incurred by the Company for the audits of its 2002 and 2001 financial statements and other fees billed to the Company by PwC in 2002 and 2001. In general, the Company has followed a policy of retaining PwC for additional services which are logically related to or natural extensions of the annual audit.

TYPE OF SERVICE	2002	2001
AUDIT SERVICES	$2,519,656	$1,842,432
AUDIT RELATED SERVICES
Benefit Plan Audits	50,700	50,100
Financial Due Diligence	245,281	15,066

TOTAL AUDIT RELATED SERVICE FEES	295,981	65,166

TAX SERVICES	855,756	962,977
OTHER SERVICES	—	275,150

TOTAL FEES	$3,671,393	$3,145,725

Representatives from PwC will be at the annual meeting to make a statement, if they choose, and will be available to respond to appropriate questions.

EXHIBIT A

AUDIT/FINANCE COMMITTEE

PURPOSE

The Committee shall review and monitor the Company's financial statements, accounting policies, practices and system of internal control to evaluate whether management has proper safeguards over the Company's assets and is issuing timely, accurate and appropriate financial information in accordance with applicable legal and regulatory requirements. The Committee also monitors the Company's compliance with standards of proper business conduct by employees. Additionally, the Committee advises the Board of Directors (the "Board") on all financial matters with the goal of accomplishing the Company's objectives and operating strategies while maintaining sound fiscal health. The Committee is responsible for hiring, compensation and oversight of the independent auditors, plus the Committee assesses the performance of the Company's internal audit function and independent auditors. Finally, the Committee prepares the audit committee report which SEC rules require for the Company's annual proxy statement. In order to ensure the impartial performance of the above functions, no director who is a current or former employee of the Company, or who receives compensation in any capacity other than as a director, or who otherwise, in the opinion of the Board, has a "material relationship" with the Company other than as a director, or who otherwise does not qualify as an independent director under the Board's Self-Governance Guidelines may serve on the Committee. In addition, the Committee must have at least three members. All Committee members must be "financially literate", with at least one being an "audit committee financial expert," as defined in applicable regulations.

POWERS

The Committee has all powers necessary to carry out the purpose and discharge the responsibilities of the Committee. These include the power to directly retain, at Company expense, outside legal, accounting and audit services to execute those responsibilities, without additional approval from the Board, and the power to investigate any matter within the scope of its duties, with full access to books, records, facilities and personnel necessary to do so. The Committee does not have authority to declare dividends or to approve equity offerings; nor does it have the authority to approve, without full Board consent, the terms of borrowings in excess of $15,000,000.

AUDIT/FINANCE COMMITTEE RESPONSIBILITIES INCLUDE:

  1.
  Directly engage, oversee, assess the qualifications and independence of, and if necessary, terminate the independent auditors, including receiving reports from the independent auditors on their compliance with mandatory rotation and related audit work performance eligibility laws applicable to their personnel.

  2.
  Preapprove (except as delegated to the Committee Chairman to the extent allowed by law) all services to be performed by the independent auditors, including approving the itemized fees for both the annual audit and non-audit services and confirmations from the independent auditors that any such non audit services are permitted by law, with a focus on identifying any matters that might affect the scope of the audit or the independence of the auditors. When any such power is delegated to the Committee Chairman, he or she must disclose all determinations to the full Committee as soon as possible after they have been made.

  3.
  Meet at least four times per year, or more often as needed.

  4.
  Obtain the Board's approval of this Charter and reassess this Charter as conditions dictate (at least annually).

  5.
  Preapprove (except as delegated to the Committee Chairman to the extent allowed by law) the scope and timing of the internal and external audit plans.

  6.
  Have a clear understanding with the auditors that they are ultimately accountable to the Committee.

  7.
  Resolve, if applicable, any disagreements between management and the independent auditors regarding financial reporting.

  8.
  Approve the internal audit plan and review the performance and reports for the Committee of the internal auditors, including significant findings of the internal audit staff and the response of management to the findings. Review the coordination of the internal audit function with independent auditors and make inquiries of internal auditors as to any significant accounting exposures and management's responses thereto.

  9.
  Provide an open avenue of communication between the independent and internal auditors and the Board.

  10.
  Meet with the independent auditors and management to:

  (a)
  Review the quality and integrity of the annual financial statements, the quarterly interim financial statements and their results of the annual audit and quarterly reviews (including a review of significant transactions not a normal part of the Company's business, changes in accounting principles and practices, significant proposed adjustments, and the choice of accounting principles).

  (b)
  Review the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the quarterly Form 10-Q and annual Form 10-K filings with the SEC, including any significant unusual disclosures, plus any disclosures in these filings related to the preapproval of non-audit services by the independent auditors.

  11.
  Meet with the independent auditors to:

  (a)
  Review all reports prepared for the Committee by the independent auditors, including statements of critical accounting policies and practices to be used, discussions of alternative treatments of Company financial information within generally accepted accounting principles and other material written communications such as any management letter or schedule of unadjusted differences. Inquire about any significant accounting exposures and management's responses thereto. If necessary, discuss the ramifications of the use of alternative treatments and the treatment preferred by the auditors.

  (b)
  Review the independent auditors' evaluation of:

  (i)
  The quality, adequacy and clarity of the Company's accounting, financial and internal audit policies, procedures and internal controls, and elicit any recommendations for the improvement of such from auditors.

  (ii)
  The impact of new legal and regulatory matters, including pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the New York Stock Exchange, the Securities Exchange Commission and other similar bodies or agencies which could have an effect upon the Company's financial statements or conditions.

  (iii)
  Other significant matters which come to their attention during the course of the audit.

  (c)
  Assess whether the scope of the joint internal/external audit program for the year has been substantially completed, including whether problems were encountered and, if so, what the response of management was.

  (d)
  Assess, if applicable, if any member of management has attempted to exert any improper influence on the independent auditors in the performance of their work.

  (e)
  At least annually, obtain and review a report by the independent auditors describing: the auditing firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issue.

  (f)
  On an annual basis, obtain from the independent auditors a written communication delineating their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.

  12.
  Meet separately with management, with internal auditors and with the independent auditors on a periodic basis in carrying out these functions.

  13.
  Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

  14.
  Set clear hiring policies for employees or former employees of independent auditors.

  15.
  Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  16.
  Review the reports and the processes of the CEO and CFO for certifying the Company's financial statements and internal control processes, to the extent required by law, including receiving, if applicable, reports from management, the independent auditors or the internal auditors on any material deficiencies found in the internal controls or incidents of fraud by an employee with a significant role in internal controls.

  17.
  Review the formulation of appropriate standards and policies and review the procedure for compliance with the Antitrust Laws, business conduct policies and the Foreign Corrupt Practices Act. Receive periodic reports from the General Counsel regarding compliance.

  18.
  Review and make recommendations to the Board regarding financial philosophy, policies (such as dividend and capital structure) and strategies.

  19.
  Review key financial implications of acquisitions, divestitures, major new "grass roots" facilities requests, as well as major new product justifications. Recommend actions on such matters to the Board and review post-audit analyses of these matters prepared by management.

  20.
  Review and approve yearly capital appropriations budget and major capital expenditures not otherwise covered above for financial soundness as well as for consistency against the long-term objectives and strategies. Review and approve any Company sales related transactions in excess of $15,000,000 and investment related transactions in excess of $5,000,000. Review post-audit analyses of major capital justifications prepared by management.

  21.
  Review and approve short-term and long-term financing policies and plans and review specific financing practices. Review and approve new or refinanced long-term debt issues not in excess of $15,000,000.

  22.
  Review and recommend for Board approval the terms of offerings of common stock, preferred stock, bonds, long-term leases or other types of equity offerings. Review and recommend for Board approval new or refinanced long-term debt issues in excess of $15,000,000.

  23.
  Review, and where deemed appropriate, recommend for Board approval the limits of management's authority for short-term borrowings.

  24.
  Review periodic reports to determine if management is sensitive to, and the Company is in compliance with, various covenants in debt instruments.

  25.
  Discuss policies with respect to risk assessment and periodically review the Company's risk management programs, including general liability, D&O and other insurance policies, as well as the reserve valuations of balance sheet accounts such as Allowance for Doubtful Accounts.

  26.
  Review foreign currency exposure on a periodic basis and review the financial instruments used to hedge (neutralize) the position both in type of instrument and value.

  27.
  Direct and supervise investigations into matters within the scope of its responsibilities, if deemed necessary.

  28.
  Review management's presentation of financial statements and related materials and evaluate whether the Board receives an objective and adequate flow of information as to matters which lie within the scope of the Committee's responsibilities.

  29.
  Report its findings on the above to the Board on a regular basis, but not less than quarterly.

  30.
  Prepare and review the report of the Audit/Finance Committee in the annual Proxy Statement.

  31.
  Conduct an annual performance review of the Committee.

EXHIBIT B

COMPENSATION COMMITTEE

PURPOSE

The Compensation Committee is charged with the Board responsibility of seeing that the officers and key management personnel of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competitive. The Committee reviews management succession planning. In order to ensure the impartial performance of the above functions, no director who is a current or former employee of the Company, or who receives compensation from the Company in any capacity other than as a director, who otherwise in the opinion of the Board, has a "material relationship" with the Company other than as a director, or who otherwise does not qualify as an independent director under the Board's Self-Governance Guidelines, may serve on the Committee. The Company shall also prepare an annual report on executive compensation for the Company's annual proxy statement, in accordance with applicable rules and regulation.

POWERS

All powers necessary to carry out the purpose and discharge the responsibilities of the Committee, including the power to fix the compensation of officers. The Committee may elect to directly retain and use, at Company expense and without Board approval, outside legal and consulting firms as deemed necessary or appropriate by the Committee to carry out its designated responsibilities.

COMPENSATION COMMITTEE RESPONSIBILITIES ARE TO:

  1.
  Review the Company's management resources and its executive manpower appraisal, development and selection process including the Company's commitment to diversity. Review management succession plans and monitor development of qualified backup candidates for principal positions in the Company.

  2.
  Review performance and promotability of key executives (all officers and senior executives except the CEO) with the CEO at least annually. Then summarize this review with the Board. (The full Board, under the guidance of the Corporate Governance & Nominating Committee Chairman, will review the CEO's performance). These reviews will normally take place at the February meetings.

  3.
  Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of these goals and objectives, and set the CEO's compensation based on this evaluation and the full Board's performance review of the CEO.

  4.
  Set annual base compensation and approve incentive compensation for all officers.

  5.
  Administer the Company's stock option plans, restricted stock plan, and incentive compensation plans for key employees, including the delegation of routine or ministerial activities to management.

  6.
  Periodically review the compensation system and structure to evaluate whether the cash compensation, stock-based compensation and benefit plans will attract, hold, and motivate key executives to effectively build shareholder value.

  7.
  Review significant developments in significant corporate benefit plans for employees to evaluate equity, soundness and adequacy.

  8.
  Periodically review the Compensation Program for Directors and recommend appropriate adjustments to the Board of Directors, including evaluating all compensation to be provided to members of the Audit/Finance Committee for compliance to applicable law.

B-1

  9.
  Receive periodic confirmation that no personal loans to officers, or other inappropriate compensation under applicable law, is made.

  10.
  Regularly report to the Board on its activities and decisions.

  11.
  Conduct an annual performance review of the Committee.

  12.
  Produce the annual report on executive compensation for inclusion in the Company's annual proxy statement.

B-2

EXHIBIT C

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

PURPOSE

The Corporate Governance & Nominating Committee will provide oversight with respect to Board composition, organization and effectiveness. The Committee also recommends changes in the Board's Self Governance Guidelines to the Board. The Committee serves as the Nominating Committee of the Board, including identifying and recommending qualified candidates for Board membership. The Committee also nominates candidates for each of the individual positions of Chairman, President and CEO. In order to ensure the impartial performance of the above functions, no director who is a current or former employee of the Company, or who receives compensation from the Company in any capacity other than as a director, or who otherwise, in the opinion of the Board, has a "material relationship" with the Company other than as a director, or who otherwise does not qualify as an independent director under the Board's Self-Governance Guidelines, may serve on the Committee.

POWERS

The Committee shall have power to engage and use, at Company expense and without Board approval, such legal and consulting support as the Committee deems necessary to perform its functions, including sole authority to engage search firms to recruit candidates for the individual director, President and CEO positions.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE RESPONSIBILITIES ARE TO:

  1.
  Meet at least once per year to discuss:

  a.
  Composition of and membership on the Board.

  b.
  New director candidates, in the case of a vacancy or a desire to increase the Board size, consistent with the Board's Self Governance Guidelines.

  c.
  Evaluation of the effectiveness of the Board.

  2.
  Select, or recommend that the Board select, director nominees for the next annual shareholders meeting.

  3.
  Review questions regarding Board membership in accordance with Board Self Governance Guidelines.

  4.
  Serve as the Nominating Committee for the individual positions of Chairman of the Board, Director, President and Chief Executive Officer, including recommending candidates for Board approval.

  5.
  Review and approve recommendations by the Board Chairman for committee structure and committee assignments.

  6.
  Annually review, and make recommendations to the Board to update, where applicable, the Board's Self Governance Guidelines.

  7.
  Conduct, under the leadership of the Committee Chairman, the annual CEO review process and oversee the related management review process.

C-1

  8.
  Oversee the annual Board self-review process and biannual individual director peer review process.

  9.
  Report regularly to the Board on its activities and decisions.

  10.
  Conduct an annual performance review of the Committee.

C-2

EXHIBIT D

FLOWSERVE CORPORATION

BOARD OF DIRECTORS SELF-GOVERNANCE GUIDELINES

Selection of Chairman	1.	The Board of Directors (the "Board") is free to select any director that the Board deems best to act as its Chairman. This includes, but is not necessarily, the Chief Executive Officer ("CEO").
Corporate Governance & Nominating Committee	1.
		The independent directors will select an independent director as Corporate Governance & Nominating Committee Chairman to chair the Corporate Governance & Nominating Committee, to conduct executive sessions of the Board (without inside director participation) and to perform other applicable functions noted in the remainder of these guidelines. The Corporate Governance & Nominating Committee Chairman will normally serve for a three-year term, subject to annual ratification at the February Board meeting.
	2.
		If the Chairman of the Board becomes unavailable to serve for any reason, the Corporate Governance & Nominating Committee Chairman will serve as acting Chairman until the Board formally selects a new Chairman.
Board Meetings	1.	The CEO and the Corporate Governance & Nominating Committee Chairman will be responsible for establishing the Board meeting agendas. The Board will meet at least five times per year.
	2.
		Management will normally provide the Board with concise written background information on each agenda item requiring action or discussion at a Board meeting. Management presentations at Board meetings should be concise with time left for the Board to ask questions and to discuss the presented topic. Time should also be provided to discuss strategic issues and actions. Routine matters and formalities should be kept to a minimum.
	3.	Non-directors may attend Board meetings only with the advance consent of the Chairman.
	4.	Non management directors will meet at regularly scheduled sessions at Board meetings without management present.
	5.	The Board should at least annually receive presentations on management's key strategic initiatives and an evaluation of the Company's competitive position.
Size and Composition of the Board	1.	The size of the Board will normally be between 9 to 12 members. The higher end of this range should normally be considered when Board member turnover is expected in the near future.
	2.
		A significant majority of the Board will always be independent directors. The only employees eligible to serve as directors of the Company are the CEO and the Chief Operating Officer ("COO"). The Board shall, in the Company's annual proxy statement, disclose those directors deemed independent who have no material relationship with the Company, except as a director. Directors of the Company shall not be deemed independent until five years after they terminate (i) employment with the Company, (ii) service with the Company's independent auditors, and (iii) employment with a company where the Company's CEO or

		COO is on the board of directors of the director's own company. Directors who have any immediate family members in the foregoing categories (i)—(iii) above, shall be subject to the same five year "cooling off" period.
Selection of New Directors	1.
		The Board believes that a board should have a diversity of backgrounds. The Board members should also have varied professional expertise in fields of accounting/finance, engineering, industrial sales, international operations and human resources.
	2.
		All prospective new members must have high ethics, a broad strategic view, articulate leadership, a global perspective and demonstrated successful relevant experience. All Board members must also be able to enthusiastically devote sufficient time to Board service. They also must be able to quickly "get to the heart" of complex issues and to constructively dissent without creating adversarial relationships.
	3.	A prospective director shall not normally be considered for election to the Board, unless the candidate expresses a clear willingness and availability to serve on the Board for at least six years.
	4.
		The invitation to join the Board will come from the entire Board, after recommendation from the Corporate Governance & Nominating Committee. New director searches shall be based upon parameters established in advance by the Board, with the Corporate Governance & Nominating Committee Chairman approving actual recruiting search arrangements.
	5.
		Any prospective director must not have, and take steps to avoid, any possible conflict of interest with the Company. All prospective directors must have the detached and objective ability to evaluate Company issues in the best interest of shareholders.
	6.	Board membership is discouraged for attorneys, investment bankers and other suppliers whose firms provide products or services to the Company.
	7.	New Board members will receive an orientation session with the Company's General Counsel.
Ethics	1.	All directors shall sign and follow the Director Code of Ethics. All directors must otherwise avoid even the appearance of impropriety or conflict of interest in performing their duties.
Committee Meetings	1.
		The Committee Chairman, in consultation with Committee members, determines the frequency and length of Committee meetings. The CEO and the Committee Chairman will agree on a tentative agenda for regularly scheduled Committee meetings at the beginning of a year.
	2.	Each meeting agenda will be subject to approval of the Committee Chairman, including consultation with the management staff.
	3.
		Committee meetings will be conducted with the same professionalism as Board meetings, including requiring written advance background materials, concise management presentations and an emphasis on strategic matters.
Committees: Structure and Membership	1.
		The Board will normally have three committees: Audit/Finance, Corporate Governance & Nominating and Compensation. The delegated powers and responsibilities of each will be set by the Board. If desired, the Board reserves the right to disband or form new committees, including "ad hoc" committees to handle specifically defined assignments.
	2.	The Chairs of the Compensation and Audit/Finance Committees will normally be rotated among independent directors about every three years.
3.
The Corporate Governance & Nominating Committee, in consultation with the CEO and with consideration of the preferences of individual directors, will recommend to the full Board the assignments of individual directors to committees and the appointment of Committee Chairs. Actual assignments will be subject to the full Board's approval at its April meeting, with the Corporate Governance & Nominating Committee recommendation normally being finalized at its February meeting.
	4.	The Corporate Governance & Nominating Committee will normally be comprised of its Chairman and Committee Chairmen of the Audit/Finance and Compensation Committees.
	5.	Only independent directors will be eligible to become Committee members.
6.
The Board will determine, on a case-by-case basis, whether special compensation will be paid to members of special "ad hoc" committees. No special compensation will normally be paid to directors on any informal, advisory committees supporting the Company.
	7.	Members of the Audit/Finance Committee may receive director's fees and related director compensation as the only form of compensation from the Company.
	8.	All members of the Audit/Finance Committee must be "financially literate", and at least one shall be an "audit committee financial expert", as determined by the Board.
Performance Assessment	1.
The Corporate Governance & Nominating Committee Chairman shall seek input and recommendations, through interviews with the directors and reviewing the results of the Board's annual self assessment process, on improving Board effectiveness and processes, including discussing any additional skill sets important to the Board. This input will normally be reviewed for updating, as appropriate, at the same time. Feedback and suggested changes to Board processes, if applicable, will normally then be first reviewed by the Corporate Governance & Nominating Committee and then presented to the full Board at its following February meeting. Appropriate follow-up action should be implemented to address areas identified for further attention during the review.
2.
The Board will annually evaluate the performance of the CEO in an executive session under the direction of the Chairman of the Corporate Governance & Nominating Committee, with the input from the Corporate Governance & Nominating Committee members other than the CEO. The evaluation will be based upon objective criteria, focusing upon progress made in enhancing shareholder value. Feedback will be provided to the CEO by the Chairman of the Corporate Governance & Nominating Committee.
3.
The Board, under the direction of the Corporate Governance & Nominating Committee Chairman, will periodically assess the performance of individual Board members, but no less than once every three years. Each individual director will receive feedback on his/her individual evaluation.
4.
The Board Committees shall annually perform self assessments of their performance. Appropriate follow-up action should be implemented to address areas identified for further attention during the reviews.

CEO/Board Terms of Office	1.	Upon retirement as CEO or COO, the CEO or COO shall also then resign from the Board.
	2.
		In order to promote continued vitality and creativity in the CEO position, to provide the meaningful promotion opportunities needed to attract and retain talented next tier executives, and to energize the management development process, the CEO will not normally serve in this office more than 5-9 years. Nothing in this provision in any way affects the function of the Board in conducting an annual performance review of the CEO and in acting upon the results of this review in any way deemed necessary or appropriate by the Board.
	3.
		When a director changes his or her occupational responsibilities during his/her term of office, he/she shall then offer his/her resignation to the Chairman of the Corporate Governance & Nominating Committee who will review the matter with the Corporate Governance & Nominating Committee. If appropriate, a private meeting will be held between the affected director and the Chairman of this Committee to discuss the matter. The Corporate Governance & Nominating Committee will then review whether it would be appropriate for the director to continue on the Board. An affected director who is also a Corporate Governance & Nominating Committee member will not participate in this review.
	4.
		When a director has the opportunity to join the board of directors of another "for profit" company, the director shall first consult with the Corporate Governance & Nominating Committee Chairman. If the Corporate Governance & Nominating Committee Chairman sees any potential conflicts of interest or determines any other concerns, the Chairman shall review the matter with the Corporate Governance & Nominating Committee. The Governance Chairman shall always review any such opportunity with this Committee involving him/herself. This Committee will then review whether it would be appropriate for the director to continue on the Board, if he/she accepts the board seat with the other company. An affected director who is also a Corporate Governance & Nominating Committee member will not participate in this review.
	5.
		A director shall, in any event, retire effective at the first Annual Meeting following the earlier of either (i) his/her 70th birthday or, (ii) his/her completion of twelve full years of Company Board service, unless the director is specifically requested to continue by the Board.
Management Succession	1.	The Board should, over the course of a year, have the opportunity to meet with, hear business presentations from, and evaluate the senior management group.
	2.
		The Board should normally hear an annual report by the CEO on management succession planning with an appropriate emphasis on diversity. The Board should be comfortable with the succession planning process and be aware of the CEO's recommendation for his/her successor, should the CEO become suddenly and unexpectedly unable to serve.
Director Stock Ownership	1.
		A new director should own at least 250 shares of stock within three months of joining the Board or at the time he or she is first proposed in the Company's Proxy Statement for election by shareholders to the Board, whichever occurs first.
	2.	At least one half of annual director compensation should normally be in the form of common stock of the Company.
	3.	Any non-employee director should normally own the greater of 150% of his/her

		past annual Board compensation or $60,000 worth of stock by his/her third anniversary of service on the Flowserve Board. The director should also normally own the greater of 250% of his/her past annual Flowserve Board compensation or $100,000 of Flowserve common stock by his/her fifth anniversary with Flowserve. If the director does not own $100,000 in stock by this fifth anniversary, he/she should then receive all of his/her future Board compensation in Flowserve stock until at least $100,000 benchmark is attained.
Potential Merger & Acquisition Contacts	1.
		The CEO shall periodically review, as part of leading Board discussions on the Company's strategic direction, companies or businesses which the Company may have interest in acquiring, or otherwise entering into a corporate combination with, in the future.
	2.
		No director shall initiate contact or engage in any discussions with any third parties regarding any such transactions, regardless of size, without prior Board approval. No employee shall initiate contact or engage in any discussions with any third parties regarding any such transactions, regardless of size, without CEO approval.
	3.	Unsolicited inquiries from any other company or person regarding any such transaction which are deemed to be serious by the CEO shall be promptly reported to the Board.
	4.	Any inquiry on this topic to a director is considered to be serious and should be immediately reported to the CEO and Board Chairman.
General	1.	The Board shall free to engage, at Company expense, such independent legal, financial and other consulting advice as deemed necessary.
	2.
		Directors are encouraged to attend continuing education programs at the expense of the Company. From time to time, the Board may arrange for related presentations to the Board during its regularly scheduled meetings.
	3.
		The foregoing Board Self Governance Guidelines are designed to be guides to excellent practice. The Board must retain the flexibility to focus on the most critical issues facing the Company on a case-by-case basis. Nothing in these guidelines is intended either to supersede any shareholder voting rights, which remain primary in relative priority, or to impose any new legal liabilities on the directors.

DETACH HERE

FLOWSERVE CORPORATION
PROXY FOR ANNUAL SHAREHOLDERS' MEETING—APRIL 17, 2003
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints C. SCOTT GREER and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2003 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:00 a.m. on Thursday, April 17, 2003, at the Four Seasons Hotel, Ballroom Foyer, 300 South Doheny Drive, Los Angeles, California, and at any adjournment thereof, upon the election of directors as listed on the reverse side of this proxy and more fully described in the Notice of 2003 Annual Meeting of Shareholders and Proxy Statement, dated March 14, 2003, and upon all matters presented at the Annual Meeting but not known to the Board of Directors at a reasonable time before the solicitation of this proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

(Continued, and to be dated and signed, on other side)

DETACH HERE

(Continued from the other side)

1. Election of three directors each for a three-year term.
[ ]	FOR all nominees listed below (except as marked to the contrary below)		[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below:
	C. Scott Greer	Diane C. Harris		James O. Rollans
2. Election of Christopher A. Bartlett as a director for a one-year term.
[ ]	FOR the nominee listed above		[ ]	WITHHOLD AUTHORITY
to vote for the nominee listed above
Date:	, 2003

Print Full Name of Shareholder
Signature of Shareholder
Insert Title of Above Signatory if Shareholder is not an Individual
Please sign as name appears above. Executors, administrators, trustees, guardians and others signing in a representative capacity, should indicate the capacity in which they sign. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

QuickLinks

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
FLOWSERVE CORPORATION PROXY STATEMENT
  THE ANNUAL MEETING AND VOTING
  Who May Vote and Number of Votes
  How to Vote
  Changing Your Vote
  A Quorum for the Meeting
  Cost of Proxy Solicitation
  Shareholder Director Nominations
  Shareholder Proposals
  Voting by Participants in the Flowserve Corporation Retirement Savings Plan
  Vote Calculations
  BOARD OF DIRECTORS
  Committees and Meetings of the Board
  Audit/Finance Committee
  Compensation Committee
  Corporate Governance & Nominating Committee
  BOARD SELF-GOVERNANCE GUIDELINES
  DIRECTORS' COMPENSATION
  ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006
NOMINEE TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2004
DIRECTORS WHOSE TERMS EXPIRE IN 2005
DIRECTORS WHOSE TERMS EXPIRE IN 2004
COMPANY STOCK OWNERSHIP
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
  Compliance with Director and Officer Reporting Requirements
OWNERS OF MORE THAN 5% OF COMPANY STOCK
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
2002 STOCK OPTION GRANTS
2002 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES
PENSION PLANS
EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
  EMPLOYMENT AGREEMENTS
  CHANGE-IN-CONTROL ARRANGEMENTS
REPORT OF THE COMPENSATION COMMITTEE
  Committee Membership and Charter
  Committee Compensation Philosophy
  Compensation Benchmark Evaluation Process
  Incentive Plans—2002 Overview
  Incentive Plans—2002 Goals
  Incentive Plans—2002 Results
  Stock-based Compensation
      Stock Options.
      Restricted Stock.
  Stock Ownership Guidelines
  Tax Deductibility of Executive Compensation
STOCK PERFORMANCE GRAPHS
REPORT OF THE AUDIT/FINANCE COMMITTEE
OTHER AUDIT INFORMATION
  Relationship with Independent Accountants
EXHIBIT A AUDIT/FINANCE COMMITTEE
  PURPOSE
  POWERS
  AUDIT/FINANCE COMMITTEE RESPONSIBILITIES INCLUDE
EXHIBIT B COMPENSATION COMMITTEE
  PURPOSE
  POWERS
  COMPENSATION COMMITTEE RESPONSIBILITIES ARE TO
EXHIBIT C CORPORATE GOVERNANCE & NOMINATING COMMITTEE
  PURPOSE
  POWERS
  CORPORATE GOVERNANCE & NOMINATING COMMITTEE RESPONSIBILITIES ARE TO
EXHIBIT D FLOWSERVE CORPORATION BOARD OF DIRECTORS SELF-GOVERNANCE GUIDELINES